NUMBER

CERT.9999

YanGuFang International Group Co., Ltd.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.0005 PAR VALUE ORDINARY SHARES

SHARES

*******9,000,000,000*******

CUSIP 999999ZZ9

ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
YanGuFang International Group Co., Ltd.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________________

AUTHORIZED SIGNATURE

Junguo He

Chief Executive Officer